Exhibit 23.5

CONSENT OF BENJAMIN J. SCHIFFER

I consent to the use of my name, or any quotation from, or summarization of the technical report summary entitled “S-K 1300 Initial Assessment Mineral Resource Report Reno Creek Project Campbell County, WY USA” effective date December 31, 2021, prepared by me, which were included in and filed as an exhibit to Uranium Energy Corp.’s (the “Company”) Annual Report on Form 10-K for the period ended July 31, 2022, and to the incorporation by reference of the foregoing in the Company’s Registration Statement on Form S-3 dated November 16, 2022.

/s/ Benjamin J. Schiffer
Benjamin J. Schiffer, P.G.
Western Water Consultants, Inc.
d.b.a. WWC Engineering

Date: November 16, 2022